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                                                                     EXHIBIT 99

                   THE BANK OF NASHVILLE ANNOUNCES PROMOTION

         NASHVILLE, Tenn., April 9, 1997--T. Wayne Hood has been promoted to senior vice president, general counsel and senior trust officer at The Bank of Nashville (NASDAQ: CFGI) according to Mack. S. Linebaugh, Jr., president and CEO of The Bank of Nashville.

         "I believe Wayne's experience in all areas of The Bank will assist him in building a solid base of referrals from the commercial side of The Bank and in turn better serve our clients," said Linebaugh.

         Hood joined The Bank in 1993 as vice president-legal, having previously served as associate counsel and compliance officer for Great Western Consumer Finance Group and former legal officer and consumer compliance officer for National Bank of Commerce in Memphis. At The Bank of Nashville Hood has served as in-house legal counsel and compliance officer. His responsibilities included coordinating litigation handled by outside counsel, reviewing all loan documentation and monitoring The Bank's compliance with applicable federal and state regulations.

         Hood is a magna cum laude graduate of Harding University and a graduate of the University of Mississippi School of Law. Hood, his wife Kimberly, and their two daughters live in Franklin.